As of February 1, 2017

Mr. Brian J. Rosin

Dear Brian:
We are delighted to confirm to you that we are offering you the position of Chief Operating Officer at Function(x) Inc. (“Fn(x)” or the “Company”), subject to the terms and conditions set forth herein. This agreement hereby supersedes any and all previous employment agreements between you and the Company and/or any predecessor company of the Company. The terms and conditions of your employment with Fn(x) are set forth in this letter and our employee manual. This offer is subject to the satisfactory completion of the conditions set forth in Section 13(a) of this letter.
1.Term. You will begin your new position on February 1, 2017. This agreement shall have an initial term of three (3) years (the “Term”) and continue monthly thereafter unless terminated by either party on not less than 30 days prior notice or as otherwise permitted under Section 5 hereof.
2.Duties/Location of Employment.
(a)    You will report to the Chief Executive Officer, or such other person as the Company may designate from time to time. You shall devote your full time, attention, energy, knowledge, best professional efforts and skills to the duties assigned to you.
(b)    We anticipate that you will be based in our Elgin, IL office, but will travel to and work from our New York City Office as reasonably requested by the Company. Pre-approved travel expenses between the office in New York and Elgin will be borne by the Company.
3.Compensation.
(a)    Base Salary. In consideration for the performance of your services hereunder, you will be paid a base salary at the annual rate of Two Hundred Fifty Thousand Dollars ($250,000.00) (“Base Salary”), payable in accordance with the Company’s normal payroll practices and subject to applicable tax and payroll withholdings and deductions. Currently, the Company’s payroll is payable on the fifteenth and the last day of each month. As an exempt employee, you will not be eligible for overtime pay. Your Base Salary will be reviewed from time to time by the Board and may be adjusted higher based on any factors as the Board may deem relevant. Your Base Salary may not be adjusted lower.
(b)    Equity Grants:
a.    Within thirty (30) days of the execution of this Agreement, and subject to the approval of the Compensation Committee of the Company’s Board of Directors, you shall receive a grant of Thirty-Three Thousand (33,000) restricted shares of Company common stock, priced at the closing price the date before the date of grant (the “Sign-On Grant”). So long as you remain employed by the Company, the Sign-On Grant shall vest on the first anniversary of the date of grant or sooner, at your option.

b.    You will be eligible to participate in the Company’s Employee Stock Plan, and any grants will be subject to the discretion of the Company’s Compensation Committee
(c)    Bonuses. You shall be entitled to receive the following bonuses:
a.    If the Company’s revenues during the calendar year 2017 shall be at least Five Million Dollars ($5,000,000.00) and the Company’s profit margin shall not decrease over the prior year’s profit margin, you shall receive an additional bonus of restricted shares of Company common stock equal to Two Hundred Thousand Dollars ($200,000.00) in value. Such shares shall be valued at the closing price the date before the date of grant.
b.    If the Company’s revenues during the calendar year 2018 shall be at least Ten Million Dollars ($10,000,000.00) and the Company’s profit margin shall not decrease over the prior year’s profit margin, you shall receive an additional bonus of restricted shares of Company common stock equal to Two Hundred Thousand Dollars ($200,000.00) in value. Such shares shall be valued at the closing price the date before the date of grant.
c.    If the Company’s market capitalization shall be at least One Hundred Million Dollars ($100,000,000.00) but less than Two Hundred Fifty Million Dollars ($250,000,000.00) for thirty consecutive calendar days, you shall be entitled to a one-time bonus of One Hundred Thousand Dollars ($100,000.00), which shall be payable in cash, restricted shares of Company stock, or options to purchase Company stock, at the discretion of the Company’s Compensation Committee.
d.    If the Company’s market capitalization shall be at least Two Hundred Fifty Million Dollars ($250,000,000.00) but less than Five Hundred Million Dollars ($500,000,000.00) for thirty consecutive calendar days, you shall be entitled to an additional one-time bonus of Five Hundred Thousand Dollars ($500,000.00), which shall be payable in cash, restricted shares of Company stock, or options to purchase Company stock, at the discretion of the Company’s Compensation Committee.
e.    If the Company’s market capitalization shall be at least Five Hundred Million Dollars ($500,000,000.00) but less than One Billion Dollars ($1,000,000,000.00) for thirty consecutive calendar days, you shall be entitled to an additional one-time bonus of One Million Dollars ($1,000,000.00), which shall be payable in cash, restricted shares of Company stock, or options to purchase Company stock, at the discretion of the Company’s Compensation Committee.
f.    If the Company’s market capitalization shall be at least One Billion Dollars ($1,000,000,000.00) but less than One Billion Five Hundred Million Dollars ($1,500,000,000.00) for thirty consecutive calendar days, you shall be entitled to an additional one-time bonus of Five Million Dollars ($5,000,000.00), which shall be payable in cash, restricted shares of Company stock, or options to purchase Company stock, at the discretion of the Company’s Compensation Committee.
g.    If the Company’s market capitalization shall be at least One Billion Five Hundred Million Dollars ($1,500,000,000.00), you shall be entitled to an additional one-time bonus of One Million Dollars ($1,000,000.00) for each Five Hundred Million Dollars ($500,000,000.00) by which the Company’s market capitalization exceeds One Billion Five Hundred Million Dollars ($1,500,000,000.00). Such bonus shall be payable in cash, restricted shares of Company stock, or options to purchase Company stock, at the discretion of the Company’s Compensation Committee.
h.    All bonuses referred to in this Paragraph shall be:
(1)    Issued promptly after the determination of the applicable revenues and/or market capitalization, but not later than 30 days after achieving the appropriate milestone, provided that if the milestone has been achieved and then funded and within such calendar year a higher milestone is reached, then the differential in funding then due above what was previously paid, shall be funded within such 30 day period.
(2)    Based on determination of targets made by the Chief Financial Officer of the Company.
(3)    In the case of revenue based targets, based solely on the revenue for the existing businesses in the social publishing area (Wetpaint and Rant) that the Company now has in place and not on any revenue from future acquisitions.
(4)    Paid in the form approved at such time by the Company’s Compensation Committee.
(5)    Earned in accordance with the following:
1)    If you have been terminated for Cause or have resigned voluntarily, then the target must have been achieved on the date of termination or resignation.
2)    If you are terminated without Cause, die or become disabled, then the target must have been achieved within ninety (90) days of your termination, death or Disability.
4.Benefits. Subject to the eligibility requirements and other terms and conditions of the respective plan documents, you may be eligible to participate in benefits offered by the Company, as may be in effect or modified from time to time. Furthermore, you are currently eligible for twenty (20) days of paid time off per calendar year (such days to be prorated based on the date you commence employment with the Company) in accordance with, and subject to, the Company’s vacation policy, as it may change from time to time, with the timing of any such vacation to be agreed upon with your manager.
5.Termination.
(a)    General. The Board may terminate your employment for any reason or no reason, and you may terminate your employment for any reason or no reason, in either case subject to the terms of this Agreement. In the event of the termination of your employment hereunder for any reason, you shall promptly resign from the Board, any other board or committee, and any other position he then holds that is affiliated with the Company or that you were holding at the Company’s request. For purposes of this Agreement, the following terms have the following meanings:
(1)    “Accrued Obligations” shall mean: (i) earned but unpaid Salary through the Termination Date; and (ii) any accrued, unused paid time off, if payable upon termination in accordance with the Company’s policies, and (iii) any unpaid expense or other reimbursements due pursuant to Section 4.3 hereof or otherwise.
(2)    “Cause” shall mean that you have:
(i)committed an act which, as set forth in any employment handbook promulgated by the Company, may lead to termination of employment, unless curable, in which case such cure shall not have been completed within thirty (30) days following the Company’s written notice to you;
(ii)engaged in any intentional act of fraud against the Company;
(iii)engaged in willful malfeasance or gross negligence in the performance of this Agreement or capacity as an employee of the Company;
(iv)refused to perform the duties required or requested consistent with your obligations under this Agreement and under law, which refusal continues for more than five (5) days following the Company’s written notice of such refusal;
(v)been convicted of a felony or entering a plea of nolo contendre to a felony charge;
(vi)materially breached this Agreement, subject to a fifteen (15) day cure period following the Company’s written notice of such breach to the extent such breach is curable; or
(vii)engaged in an act which leads to a finding by the Securities and Exchange Commission, which, in the opinion of independent counsel selected by the Company, could reasonably be expected to impair or impede the Company’s ability to register, list, or otherwise offer its stock to the public, or to maintain itself as a publicly-traded company in good standing with the Securities and Exchange Commission.
(3)    “Disability” shall mean your inability to substantially fulfill your duties on behalf of the Company for a continuous period of six (6) months. If there is any disagreement between you and the Company as to your Disability or as to the date any such Disability began or ended, the same shall be determined by a physician mutually acceptable to you and the Company whose determination shall be conclusive evidence of any such Disability and of the date any such Disability began or ended.
(4)    “Termination Date” shall mean the date on which your employment hereunder terminates in accordance with this Agreement.
(a)Termination by the Company Without Cause or Nonrenewal of Term by Company. In the event that your employment is terminated by the Company without Cause, you shall be entitled to:
(1)a continuation of your Salary for a period of three months; and
(2)payment of any bonus earned and not yet paid; and
(3)the Accrued Obligations to be paid no later than the Termination Date, consistent with applicable laws.
(b)Death. Your employment shall terminate in the event of your death. In the event that employment hereunder is terminated due to your death, your estate or beneficiaries (as the case may be) shall be entitled to a single sum cash amount, payable within sixty (60) days following the Termination Date, in an amount equal to the Accrued Obligations.
(c)Disability. Either you or the Company may terminate your employment in the event of your Disability (provided that no termination of your employment hereunder for Disability shall be effective unless the party terminating your employment first gives at least five (5) days’ written notice of such termination to the other party). In the event that your employment hereunder is terminated due to Disability, you and/or your estate or beneficiaries (as the case may be) shall be entitled to a single sum cash amount, payable sixty (60) days following the Termination Date, in an amount equal to the Accrued Obligations.
(d)Termination by the Company For Cause or, by You. In the event that your employment hereunder is terminated by the Company for Cause or by you for any reason, you shall be entitled to the Accrued Obligations to be paid within thirty (30) days following the Termination Date.
(e)Release. Your entitlement to the payments described in this Section 5 (other than the Accrued Obligations) is expressly contingent upon you (or, in the event of your death, your beneficiaries) first providing the Company with a signed general release of claims on the Company’s then-current form (the “Release”) and not revoking such Release for a period of seven days after its execution or thereafter. In order to be effective, the Release must be delivered by you to the Company no later than forty-five (45) days following the Termination Date.
6.Compliance with Policies and Procedures. You agree to be bound by and to comply fully with all Company policies and procedures for employees.
7.Confidentiality.
(a)You acknowledge that, as a result of your employment with the Company, you will be in possession of trade secrets and confidential and proprietary information (the “Confidential Information”) of the Company. You agree to keep secret all Confidential Information and not to disclose Confidential Information to anyone outside of the Company (other than to the Company’s advisors, agents, consultants, financing sources and other representatives), except in connection with the performance of your duties under this letter, provided that: (i) you shall have no such obligation to the extent Confidential Information is or becomes publicly known, other than as a result of your breach of your obligations hereunder; and (ii) you may disclose such information pursuant to a court or similar order, but you agree to use reasonable efforts to provide the Company with prompt notice of such request so that the Company may seek an appropriate protective order. You agree to deliver promptly to the Company at the termination of your employment, or at any other time the Company may so request, all memoranda, notes, records, reports, and other documents (including electronically stored information) relating to the Company’s business which you obtained while employed by, or otherwise serving or acting on behalf of, the Company and which you may then possess or have under your control. You acknowledge that the disclosure of Confidential Information would have a material adverse effect on the operations and development of the business of the Company. Therefore, you agree that in the event of your failure to comply with the provisions of this Section 8(a) the Company shall be entitled to the entry of an injunction or other equitable relief and you shall not object to such injunction or equitable relief on the basis of an adequate remedy at law or other reason. This remedy shall be in addition to any other remedies available to the Company.
(b)You agree not to disclose the terms of this letter to anyone except your immediate family and your tax advisors or legal counsel, prospective employers (but with disclosure limited to terms relating to your post-employment restrictions under this letter), pursuant to a court or similar order, or in connection with any proceeding to enforce your rights under this letter or any other agreement between you and the Company, except as otherwise required by law.
(c)You agree that you will not disparage the Company or its subsidiaries, any of their products or services, or any of their officers or directors.
8.Company Work Product. You acknowledge and agree that all of the ideas, concepts, inventions and work product rendered or provided by you during the term of your employment which directly or indirectly relate to the Company’s business, whether alone or in conjunction with others (collectively, and without limitation, the “Company Work Product”), whether created at home or at the office and whether or not created during normal business hours, shall (a) be the sole and exclusive property of the Company and you shall not have any right, title or interest therein and (b) constitute “works made for hire” under all applicable copyright, trademark, and similar or related statutes, regulations, or decisional law. In furtherance of the foregoing, you hereby assign to the Company all of your rights, title, and interest, whether choate or inchoate or whole or partial, in any Company Work Product created, developed, or discovered by you during the term of your employment. You further agree to cooperate fully and promptly with, and otherwise facilitate, any efforts by the Company to vest in the Company all rights, title and interest in and to the Company Work Product and to register, preserve, and protect the Company Work Product from use by others, or from dilution or diminution. You agree to execute and deliver any and all documents, agreements and instruments to evidence the rights of the Company in the Company Work Product as provided in this Section 8. You hereby irrevocably name the Company as your attorney-in-fact, and irrevocably grant to the Company a power of attorney to execute and deliver any and all documents, agreements and instruments in your name as may be reasonably required to give effect to this Section 8; provided, that this power of attorney shall be exercised only with respect to any document, agreement or instrument that you fail to execute and deliver after five days written request by the Company. The rights granted to the Company in this Section 9 shall continue in effect after the termination or expiration of your employment term to the extent necessary for the Company’s full enjoyment of such rights.
9.Restrictive Covenants. During the Term and for a period of one (1) year after termination of your employment hereunder, you shall not:
(a)Request, induce or attempt to influence any person or entity who is or was a client, customer, contractor or supplier of the Company to limit, curtail or cancel its business with the Company; or
(b)Request, induce, or attempt to influence any current or future officer, director, employee, consultant, agent or representative of the Company to: (A) terminate his, her, or its employment or business relationship with the Company; or (B) commit any act that, if committed by you, would constitute a breach of any term or provision of this Section 9.
10.Background Information. As more fully described on the following pages, the Company may conduct a background check, which may include a “consumer report” and/or an “investigative consumer report” prepared by Fn(x) or by a third party. These reports may be obtained at any time after receipt of your authorization and, if you are hired, throughout your employment. Falsification or omission of any information previously provided to the Company or provided to the Company on the attached release may disqualify you for employment or result in your immediate dismissal, if hired. Your rights relating to this background check are more fully set forth on the attached release.
11.Representations. You represent, warrant and covenant to the Company that you are free to execute this letter and provide the services contemplated hereunder and the engagement hereunder does not conflict with or violate, and will not be restricted by any pre-existing business relationship or agreement to which you are a party or are otherwise bound. Without limiting the foregoing, you further represent, warrant and covenant to the Company that you are under no contractual commitments, including without limitation, any confidentiality, proprietary rights, non-solicitation, non-competition agreement or similar type of restrictive covenant agreement, inconsistent with your obligations to the Company and that you will not at any time during the course of your employment by the Company violate and/or breach any obligation or contractual/common law commitment that you may have to a third party or prior employer.
12.Superseding of Prior Understandings or Agreements; No Employment or Compensation Guarantees or Other Modifications Except as Provided Herein. You acknowledge that you have not relied on any oral or written representations or understandings not explicitly contained herein in executing this letter. This document supersedes any and all oral or written understandings or agreements regarding your employment with the Company or any of its affiliates or predecessors. No employee or representative of the Company, other than in a writing signed by an authorized officer of the Company, may enter into any agreement or understanding (a) guaranteeing you employment with the Company for any specific duration, (b) providing you with a guaranteed level of compensation with the Company, whether incentive compensation, severance pay or otherwise, or (c) otherwise modifying the terms of this letter.
13.Miscellaneous.
(a)This offer is subject to the satisfactory completion of the Company’s standard drug, background and reference screening, authorization of your right to work in the United States, and the absence of any non-competition agreement or other restrictions that would prohibit or interfere with your working for the Company.
(b)If any provision of this letter is or becomes invalid, illegal or unenforceable in any respect under the law, the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired.
(c)This letter shall be governed by and construed in accordance with the laws of the State of New York, without giving reference to the principles of conflicts of laws or where the parties are located at the time a dispute arises. Any controversy, dispute or claim arising out of or relating to this agreement or breach thereof or relating to your employment shall first be submitted to mediation in New York City administered by JAMS. If the parties are unsuccessful at resolving the dispute through mediation, the parties agree to binding arbitration in New York City administered by JAMS pursuant to its Streamlined Arbitration Rules and Procedures. The arbitrator shall award to the prevailing party, if any, the costs and attorneys’ fees reasonably incurred by the prevailing party in connection with the arbitration. The parties shall maintain the confidential nature of the mediation and arbitration proceedings, and the award, unless otherwise required by law or judicial decision. Judgment on the award may be entered in any court having jurisdiction
If the terms of this letter are acceptable to you and you are ready, willing and able to abide by all the conditions enumerated herein, please sign and date this letter below and return it to me by the deadline provided above.
Sincerely,
FUNCTION(X) INC.

By:
Name:

    Title:
Signatures continued on following page
Acknowledged and Agreed to:

Name:    Brian J. Rosin